UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________

FORM 8-K/A

AMENDMENT NO. 1
TO
CURRENT REPORT
Pursuant to Section 13 or 15 (D)
of the
Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported):   June 5, 2008
____________________________________________________

(Exact name of registrant as specified in its charter)

Nevada	0-30351	75-2263732
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

15473 East Freeway
Channelview, Texas 77530
(Address of principal executive offices)

Ronald E. Smith, President
Deep Down, Inc.
15473 East Freeway
Channelview, Texas 77530
(Name and address of agent for service)

(281) 862-2201
(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 – Completion of Acquisition or Disposition of Assets.

On the 5th day of June we completed the acquisition of 100% of the equity securities of Flotation Technologies, Inc., a Maine corporation, pursuant to the Stock Purchase Agreement entered into April 17, 2008.

The equity interest was acquired from the three individual shareholder members of the same family and related technology was acquired from an entity affiliated with the selling stockholders.  No prior material relationship existed between the selling shareholders and Deep Down, any of our affiliates, or any of our directors or officers, or any associate of any of our officers or directors.

The total consideration paid for the equity is $22,100,000 cash, 1,714,286 shares of common stock and 600,000 incentive common stock purchase options issued to employees of Flotation Technologies with an exercise price of $1.15 per share.  The employee options vest one-third of the original amount each year and may be exercised in whole or in part after vesting. In addition, warrants to purchase 200,000 common shares at $0.70 per share were issued to the affiliated entity for acquisition of the related technology.  The warrants are exercisable at any time from June 3, 2009 through September 3, 2011 and include piggyback registration rights with respect to the underlying shares of common stock.  A copy of the warrant is attached as Exhibit 4.1.

Flotation Technologies engineers, designs and manufactures deepwater buoyancy systems using high-strength FlotecTM syntactic foam and polyurethane elastomers.  Flotation Technologies’ product offerings include distributed buoyancy for flexible pipes and umbilicals, drilling riser buoyance modules, ROV buoyancy, Quick-Loc™ cable floats, Hardball umbilical floats, FLOTECT™ cable and pipeline protection, Inflex polymer bend restrictors, and installation buoyancy of any size and depth rating.

ITEM 3.02 - Unregistered Sales of Equity Securities.

On June 5, 2008, Deep Down, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with institutional accredited investors (the “Purchasers”) to sell and issue to the Purchasers’ in reliance on the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 57,142,857 shares, or $40,000,000 of shares, of the Company’s Common Stock (the “Shares”) at a price of $0.70 per Share, for net proceeds of approximately $37,125, 000.  Completion of the private placement was subject to completion of our previously announced acquisition of Flotation Technologies described in 2.01 above.  Dahlman Rose & Company, LLC acted as exclusive placement agent for the financing.

In connection with the issuance of the Shares, the Company agreed to register the Shares for resale on a registration statement on Form S-3 or other appropriate form to be filed with the Securities and Exchange Commission within forty-five (45) days after the closing of the sale of the Shares.

This announcement is not an offer to sell the Shares. The Shares have not been registered under the Securities Act, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement entered into in connection with the private placement, a copy of which is filed herewith as Exhibit 10.1. A copy of the private placement memorandum and the supplement to the private placement memorandum used in connection with the private placement is attached as Exhibit 20.1 and 20.2, respectively.

In connection with the acquisition of Flotation Technologies, Inc. described in Item 2.01 above,  the Company issued 1,714,286 shares of common stock to the selling stockholders and 600,000 incentive common stock purchase options to employees of Flotation Technologies with an exercise price of $1.15 per share.  In addition, warrants to purchase 200,000 common shares at $0.70 per share were issued to the affiliated entity for acquisition of the related technology.  The warrants are exercisable at any time from June 3, 2009 through September 3, 2011 and include piggyback registration rights with respect to the underlying shares of common stock.  A copy of the warrant is attached as Exhibit 4.1.

Item 9.01. - Financial Statements and Exhibits

No.	Description

4.1	Common Stock Purchase Warrant (No. 4), dated June 5, 2008.
10.1	Purchase Agreement by and among Deep Down, Inc. and the Purchasers set forth therein, dated as of June 2, 2008.
20.1	Confidential Private Placement Memorandum dated May 16, 2008.
20.2	Supplement No. 1 to Confidential Private Placement Memorandum, dated June 2, 2008.
99.1	Press Release dated June 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP DOWN, INC.

By: /s/ Ronald E. Smith
Ronald E. Smith, President

Date: June 6, 2008